As filed with the Securities and Exchange Commission on July  20 , 2015

Registration Statement No. 333-204599

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware	2100	84-1070932
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3001 Griffin Road

Dania Beach, Florida 33312

(888) 766-5351

(Address and telephone number of registrant’s principal executive offices)

Jeffrey Holman

Chief Executive Officer

Vapor Corp.

3001 Griffin Road

Dania Beach, Florida 33312

(888) 766-5351

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian S. Bernstein	Ralph V. De Martino
Michael D. Harris	Cavas S. Pavri
Nason, Yeager, Gerson, White & Lioce, P.A.	Schiff Hardin LLP
1645 Palm Beach Lakes Blvd., Suite 1200	901 K Street, NW Suite 700
West Palm Beach, Florida 33401	Washington, DC 20001
(561) 686-3307	(202) 778–6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-204599) of Vapor Corp. (“Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$8,819.50
FINRA filing fee	$11,885
NASDAQ listing fees	$5,000
Blue sky qualification fees and expenses	$10,000
Transfer agent and registrar fees	$5,000
Accounting fees and expenses	$30,000
Legal fees and expenses	$120,000
Printing and engraving expenses	$5,000
Miscellaneous	$9,295.50
Total	$205,000

Item 14. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”), which Vapor is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

II-1

Any indemnification under Section 145(a) and (b) of the DGCL (unless ordered by a court) shall be made by Vapor only as authorized in the specific case upon a determination that indemnification of the present or director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article 10 of the Vapor’s Certificate of Incorporation and Article 7 of Vapor’s Bylaws provide that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by the DGCL.

Vapor carries directors and officers liability coverages designed to insure its officers and directors and those of its subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to Vapor and its subsidiaries for sums paid to directors and officers as indemnification for similar liability. Vapor has entered into Indemnification Agreements with its executive officers and directors providing for advancement of expenses and indemnification to the fullest extent permissible under DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Vapor has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

II-2

Item 15. Recent Sales of Unregistered Securities

On June 25, 2015, the Company closed on a Securities Purchase Agreement, dated as of June 22, 2015, with certain purchasers pursuant to which the Company sold, at a 5% original issue discount, a total of $1,750,000 convertible debentures (the “Debentures”). Net proceeds to the Company from sale of the Debentures, after payment of commissions and legal fees of the lead investor, were $1,466,250. The Debentures mature December 22, 2015, and accrue interest at 10% per year. Amounts of principal and accrued interest under the Debentures are convertible into common stock of the Company at a price per share of $2.50. Principal and accrued interest on the Debentures are payable in three approximately equal installments on September 22, 2015, October 22, 2015 and December 22, 2015, at the election of the holders of the Debentures, (i) in cash for an additional 25% premium, or (ii) in common stock of the Company at a price per share of $2.50. As lead investor under the Securities Purchase Agreement, Redwood Management, LLC received a right of first refusal to purchase up to 100% of the securities offered by the Company in future private placement offerings through December 22, 2015.

The Company’s obligations under the Debentures can be accelerated in the event the Company undergoes a change in control and other customary events of default. In the event of default and acceleration of the Company’s obligations, the Company would be required to pay 130% of amounts of principal and interest then outstanding under the Debentures. The Company’s obligations under the Debentures are secured under a Security Agreement, under which Redwood Management, LLC acts as Collateral Agent, by a second lien on substantially all of the Company’s assets, including all of the Company’s interests in its consolidated subsidiaries.

For acting as placement agent in the offering of the Debentures, the Company paid Chardan Capital Management, LLC (the “Placement Agent”) a fee equal to 10% of the gross proceeds from the sale of the Debentures, and issued the Placement Agent 70,000 five-year warrants exercisable at $2.50 per share. In addition, the Company agreed to reduce the exercise price of 28,614 warrants held by the Placement Agent to $2.50 from their original exercise prices ranging from $10.05 to $12.05.

On June 19, 2015, the Company entered into agreements (the “Waivers”), with certain investors in each of its private placement offerings under the Securities Purchase Agreement dated March 3, 2015 (the “2015 Agreement”) and the Securities Purchase Agreement dated November 14, 2014 (the “2014 Agreement,” and with the 2015 Agreement, the “Agreements”). Under the terms of the Waivers, the signatories thereto (the “Prior Investors”) agreed to amend the Agreements and waive or modify certain terms thereunder, including certain price protection provisions and participation rights in subsequent securities offerings. In exchange, the Company agreed to issue the Prior Investors a total of 647,901 shares of common stock (including 142,000 shares issued to the lead investor under each of the Agreements in its capacity as lead investor) and 595,685 five-year warrants exercisable at $2.525 per share. In the event that, prior to November 14, 2015, the Company issues shares of common stock, or securities convertible into common stock, at an effective price per share of less than $2.70, the Prior Investors will be entitled to the issuance of additional shares (the “Additional Shares”), the exact amount of which will depend on the effective price per share of such subsequent issuance, but which will not exceed a total of 2,328,598 shares. The Company will not issue any shares of common stock requiring shareholder approval under the Rules of the Nasdaq Stock Market without receipt of such approval. The Company will not issue any of the Additional Shares unless the 647,901 shares of common stock, the shares issuable upon conversion of the Debentures and the Additional Shares are either within the 19.9% Nasdaq limitation or the issuance is approved by shareholders. The Company agreed to file a registration statement with the Securities and Exchange Commission registering the shares and warrant shares issued to the Prior Investors under the Waivers.

On June 16, 2015, the Company issued a total of 292,191 shares of common stock upon the vesting of restricted stock units assumed by the Company in connection with its merger with Vaporin, Inc. effective March 4, 2015. Recipients of the shares issued upon vesting of the restricted stock units included Gregory Brauser, the Company’s President and a member of the Board. On May 27, 2015, the Company issued a total of 27,500 shares of common stock to consultants of the Company for consulting services.

The shares and warrants issued under the Waivers, the shares issued upon vesting of the restricted stock units, and the shares issued to consultants, were issued without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(a)(2).

II-3

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-4

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-5

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dania Beach, State of Florida, on July 20 , 2015.

Vapor Corp.

By:	/s/ Jeffrey Holman
Jeffrey Holman
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Holman	Principal Executive Officer and Director	July 20 , 2015
Jeffrey Holman

/s/ James Martin	Chief Financial Officer (Principal Financial Officer) and	July 20 , 2015
James Martin	Chief Accounting Officer (Principal Accounting Officer)

/s/ Gregory Brauser	Director	July 20, 2015
Gregory Brauser

/s/ William Conway III	Director	July 20 , 2015
William Conway III

/s/ Daniel MacLachlan	Director	July 20 , 2015
Daniel MacLachlan

/s/ Nikhil Raman	Director	July 20 , 2015
Nikhil Raman

II-6

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1 Ω	Form of Underwriting Agreement

2.1	Smoke Anywhere USA, Inc. Acquisition Agreement and Plan of Merger dated as of September 1, 2009 (1)

2.2††	Vaporin, Inc. Agreement and Plan of Merger, dated as of December 17, 2014 (19)

3.1	Certificate of Incorporation (3)

3.2 Ω	Certificate of Amendment to the Certificate of Incorporation

3.3	Bylaws (3)

3.4 Ω	Certificate of Designation for Series A Convertible Preferred Stock

4.1	Specimen Common Stock Certificate (3)

4.2*	Form of Series A Warrant to be issued in connection with this Offering

4.3 Ω	Form of Unit Purchase Option to be issued in connection with this Offering

5.1 *	Opinion Regarding Legality

10.1†	2009 Equity Incentive Plan (2)

10.2	Lease Agreement dated March 21, 2011 - 3001 Griffin Partners, LLC (5)

10.3†	Kevin Frija Employment Agreement, dated February 27, 2012 (6)

10.4†	Harlan Press Employment Agreement, dated February 27, 2012 (6)

10.5†	Christopher Santi Employment Agreement, dated December 12, 2012 (7)

10.6†	Jeffrey Holman Employment Agreement, dated February 19, 2013 (8)

10.7	Spike Marks Inc./Casa Cubana Private Label Production and Supply Agreement (9)

10.8	Form of Warrant, dated as of June 19, 2012 (10)

10.9	Entrepreneur Growth Capital, LLC Invoice Purchase and Sale Agreement made as of August 8, 2013 (11)

10.10†	Form of Letter Amendment to Harlan Press Employment Agreement (11)

10.11	Entrepreneur Growth Capital, LLC Credit Card Receivables Advance Agreement dated as of August 16, 2013 (12)

II-7

10.12	Entrepreneur Growth Capital LLC Secured Promissory Note dated September 23, 2014 (13)

10.13	Purchase Agreement, dated as of October 22, 2013 (4)

10.14	Registration Rights Agreement, dated as of October 29, 2013 (4)

10.15	Form of Warrant issued to Roth Capital Partners, LLC (16)

10.16	Securities Purchase Agreement, dated as of November 14, 2014 (18)

10.17	Form of Convertible Note Due November 14, 2015 (18)

10.18	Form of Warrant, dated as of November 14, 2014 (18)

10.19†	Form of 2009 Equity Incentive Plan Stock Option Agreement (14)

10.20†	Form of Non-Equity Incentive Plan Stock Option Agreement (14)

10.21†	Amendment to 2009 Equity Incentive Plan (15)

10.22	Knight Global Services Consulting Agreement dated as of February 3, 2014 (17)

10.23	Operating Agreement of Emagine the Vape Store, LLC (19)

10.24	Convertible Promissory Note, dated January 29, 2015 (20)

10.25	Securities Purchase Agreement, dated as of January 20, 2015 (21)

10.26	Form of Note, dated as of January 20, 2015 (21)

10.27Ω†	2015 Equity Incentive Plan

10.28	Securities Purchase Agreement, dated as of March 3, 2015 (22)

10.29	Form of Warrant, dated as of March 3, 2015 (22)

10.30	Form of Waiver Agreement relating to November 14, 2014 Securities Purchase Agreement (23)

10.31	Form of Waiver Agreement relating to March 3, 2015 Securities Purchase Agreement (23)

10.32	Form of Warrant, dated as of June 19, 2015 (23)

10.33	Form of Registration Rights Agreement, dated as of June 16, 2015 (23)

10.34	Form of Securities Purchase Agreement, dated as of June 22, 2015 (23)

10.35	Form of Senior Secured Convertible Debenture, due December 22, 2015 (23)

10.36	Form of Security Agreement dated as of June 22, 2015 (23)

21.1Ω	Subsidiaries

23.1 Ω	Consent of Marcum LLP

23.2 Ω	Consent of RBSM LLP

23.3	Consent of Nason, Yeager, Gerson, White & Lioce, P.A. (contained in Exhibit 5.1)

101.INS Ω	XBRL Instance Document^
101.SCH Ω	XBRL Taxonomy Extension Schema Document^
101.CAL Ω	XBRL Taxonomy Extension Calculation Linkbase Document^
101.LAB Ω	XBRL Taxonomy Extension Label Linkbase Document^
101.PRE Ω	XBRL Taxonomy Extension Presentation Linkbase Document^
101.DEF Ω	XBRL Taxonomy Definition Linkbase Document^

* Filed herewith.

^ XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.

Ω Previously filed.

II-8

† Represents management contract or compensatory plan.

†† A schedule to the agreement has been omitted pursuant to Item 601(b)(2) of Regulation S-K; a copy of the schedule will be furnished supplementary to the SEC upon request.

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 11, 2009, as filed with the Securities and Exchange Commission (“SEC”) on November 13, 2009.

(2)	Incorporated by reference to the Registrant’s Definitive Information Statement on Schedule 14C dated November 24, 2009, as filed with the SEC on December 10, 2009.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 31, 2013, as filed with the SEC on December 31, 2013.

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated October 22, 2013, as filed with the SEC on October 23, 2013.

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated March 21, 2011, as filed with the SEC on April 7, 2011.

(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 27, 2012, as filed with the SEC on February 28, 2012.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 12, 2012, as filed with the SEC on December 13, 2012.

II-9

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 19, 2013, as filed with the SEC on February 26, 2013.

(9)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 6, 2011, as filed with the SEC on April 25, 2012.

(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated June 19, 2012, as filed with the SEC on June 22, 2012.

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated August 8, 2013, as filed with the SEC on August 13, 2013.

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated August 16, 2013, as filed with the SEC on August 19, 2013.

(13)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated August 16, 2013, as filed with the SEC on September 23, 2014.

(14)	Incorporated by reference to the Registrant’s Form S-8 Registration Statement (No. 333-188888), as filed with the SEC on May 28, 2013.

(15)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 20, 2013, as filed with the SEC on November 20, 2013.

(16)	Incorporated by reference to the Registrant’s Form S-1 Registration Statement (No. 333-192391), as filed with the SEC on November 18, 2013 and declared effective on January 27, 2014.
(17)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 3, 2014, as filed with the SEC on February 6, 2014.

(18)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 14, 2014, as filed with the SEC on November 17, 2014

(19)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 17, 2014, as filed with the SEC on December 18, 2014.

(20)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated January 29, 2015, as filed with the SEC on February 3, 2015.

(21)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated January 20, 2015, as filed with the SEC on January 26, 2015.

(22)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated March 3, 2015, as filed with the SEC on March 5, 2015.

(23)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated June 19, 2015, as filed with the SEC on June 25, 2015.

II-10